As filed with the Securities and Exchange Commission on May 13, 1997.

                                                       Registration No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          GOLDEN CYCLE GOLD CORPORATION
             (Exact name of registrant as specified in its charter)

          Colorado                                              84-0630963
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                         2340 Robinson Street, Suite 209
                        Colorado Springs, Colorado 80904
                                 (719) 471-9013
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Birl W. Worley, Jr.
                          Golden Cycle Gold Corporation
                         2340 Robinson Street, Suite 209
                        Colorado Springs, Colorado 80904
                                 (719) 471-9013
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            David M. Englander, Esq.
                        Zimet, Haines, Friedman & Kaplan
                                 460 Park Avenue
                            New York, New York 10022
                                 (212) 486-1700

                                   ----------

     Approximate date of commencement of proposed sale to the public: From time to time after the date on which this registration statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following block and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                        Proposed maximum
Title of each class of        Amount to be    Proposed maximum price per unit      aggregate price of securities       Amount of
securities to be registered    registered     of securities to be registered(1)         to be registered(1)         registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value      100,000                  $9.00                              $900,000                   $272.73
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the highest and lowest sale prices of the Common Stock as quoted on the Pacific Stock Exchange on May 8, 1997.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                          GOLDEN CYCLE GOLD CORPORATION
                              Cross Reference Sheet


     Item Number and Caption                 Heading in Prospectus
     -----------------------                 ---------------------

1.   Forepart of the Registration                         *
     Statement and Outside Front
     Cover Page of Prospectus

2.   Inside Front and Outside Back                        *
     Cover Pages of Prospectus

3.   Summary Information, Risk             Prospectus Summary;
     Factors and Ratio of Earnings to      The Company; Risk Factors
     Fixed Charges

4.   Use of Proceeds                                      *

5.   Determination of Offering Price       Cover Page; Plan of Distribution

6.   Dilution                                             *

7.   Selling Security Holders              Registering Stockholder

8.   Plan of Distribution                  Plan of Distribution

9.   Description of Securities to be       Incorporation of Certain
     Registered                            Documents by Reference

10.  Interest of Named Experts and         Experts; Legal Matters
     Counsel

11.  Material Changes                                     *

12.  Incorporation of Certain              Incorporation of Certain
     Information by Reference              Documents by Reference

13.  Disclosure of Commission              Disclosure of Commission Position on
     Position on Indemnification for       Indemnification for Securities Act
     Securities Act Liabilities            Liabilities

----------
* Not applicable or item caption is sufficiently descriptive to locate required information in Prospectus.

Information contained herein is subject to completion or amendment. A Registration Statement, of which this Prospectus is a part, relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   SUBJECT TO COMPLETION, DATED MAY 13, 1997

                                 100,000 Shares

                          GOLDEN CYCLE GOLD CORPORATION

                                  Common Stock
                                 (No Par Value)

     This Prospectus relates to up to 100,000 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Golden Cycle Gold Corporation (the "Company" or "GCGC") which are owned by Midas Fund, Inc. (the "Registering Stockholder"). See "Registering Stockholder." The Company will not receive any of the proceeds from the sale of the Shares.

     The Shares may be offered by the Registering Stockholder, or by pledgees, donees, transferees or other successors in interest of the Registering Stockholder, from time to time in transactions (which may include block transactions) on the Pacific Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on Shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Registering Stockholder" and "Plan of Distribution."

     The Company has agreed to bear all out-of-pocket expenses (other than selling discounts and commissions) in connection with the registration of all of the Shares which may be offered by this Registration Statement, estimated to be approximately $15,000. The Registering Stockholder has agreed to indemnify the Company, and the Company has agreed to indemnify the Registering Stockholder, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Securities Which May Be Offered Hereby Are Subject To Certain Risks Which Should Be Carefully Considered By Potential Investors. See "Risk Factors."

     The Common Stock is listed on the Pacific Stock Exchange under the symbol GCC. The last reported sale price per share of the Common Stock on the Exchange on May 9, 1997 was $9.125.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                The date of this Prospectus is ____________, 1997

     No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such offer would be unlawful.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed a registration statement on Form S-3 with the Commission under the Securities Act, with respect to the securities covered hereby. This Prospectus does not contain all the information set forth in the Registration Statement (of which this Prospectus is a part), certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of it may be obtained from the Commission upon payment of prescribed fees.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     (c) The Company's Proxy Statement dated April 30, 1997, filed pursuant to
Section 14 of the Exchange Act;

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated January 13, 1987, filed pursuant to Section 12(g) of the Exchange Act; and

     (e) All other reports and other documents filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.

     All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of any of the Common Stock, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents shall not be provided unless they are specifically incorporated by reference into such documents. Requests for such copies of any document should be directed to R. Herbert Hampton, Secretary, Golden Cycle Gold Corporation, 2340 Robinson Street, Suite 209, Colorado Springs, Colorado 80904, telephone number (719) 471-9013.

                               PROSPECTUS SUMMARY

The Company

     Golden Cycle Gold Corporation (the "Company") was incorporated under the laws of the State of Colorado in 1972 for the purpose of acquiring and developing the mining properties (the "Mining Properties") of The Golden Cycle Corporation located in the Cripple Creek Mining District of Colorado. The primary business of the Company consists of its participation in the Cripple Creek and Victor Gold Mining Company, a joint venture (the "Joint Venture") with Pikes Peak Mining Company ("Pikes Peak"), a subsidiary of Independence Mining Company, which is a subsidiary of Minorco (U.S.A.) Inc. Pikes Peak serves as manager of the Joint Venture. The Joint Venture mining properties consist of owned, leased and optioned mining claims and other land covering approximately 10,000 acres in and around the Cripple Creek Mining District of Teller County, Colorado, including the Ajax, Cresson, Portland, Independence, Vindicator and Golden Cycle mines. The principal mining activities of the Joint Venture are currently conducted at the Cresson mine, with commercial production having commenced there during the first half of 1995. See "The Company-The Joint Venture."

     In addition to its Joint Venture activities, the Company is seeking to participate in gold and copper mining activities in the Republic of the Philippines. In November 1996, the Company incorporated Golden Cycle Philippines, Inc. ("GCPI") as a wholly-owned subsidiary under the laws of the Philippines and in January 1997 GCPI entered into an agreement with Benguet Corporation ("Benguet"), a Philippine mining company, providing for the joint participation by GCPI and Benguet in the exploration, development and production of mining properties in certain areas of the Philippines. See "The Company-Other Company Activities" for further information regarding the proposed activities of GCPI in the Philippines.

The Offering

     Number of Shares Registered by
      the Registering Stockholder                                   100,000

     Shares Outstanding Prior to
       the Sale of any Shares
       Registered Pursuant Hereto                                 1,870,050

     Shares Outstanding After
       the Sale of Shares Registered
       Pursuant Hereto, Assuming Sale
       of All Shares Being Registered                             1,870,050

     Pacific Stock Exchange Symbol                                      GCC


Risk Factors

     Purchase of the securities offered hereby is speculative and involves a high degree of risk. See "Risk Factors."


                                   THE COMPANY

     The Company was incorporated under the laws of the State of Colorado in 1972 for the purpose of acquiring and developing the Mining Properties. The primary business of the Company currently consists of its participation in the Joint Venture with Pikes Peak. The Company acquired its equity interest in the Joint Venture in 1976 in exchange for the contribution to the Joint Venture of certain of the Mining Properties. The Company also owns certain water rights and other mineral and oil and gas rights, and is seeking to engage in mining activities in the Republic of the Philippines.

     The Company's principal offices are located at 2340 Robinson Street, Suite 209, Colorado Springs, Colorado 80904, telephone number (719) 471-9013.

The Joint Venture

     The Joint Venture is conducted under the name "Cripple Creek & Victor Gold Mining Company" and is managed by Pikes Peak. The Joint Venture was organized in 1976 for the purpose of engaging in land leasing or acquisition, exploration and development work with respect to the Mining Properties and in the acquisition, construction, installation and operation of mining, milling and beneficiation facilities on the Mining Properties for the recovery and sale of products containing gold and such other minerals and derivative products as may be recovered or produced therefrom.

     The Joint Venture mining properties consist of owned, leased and optioned mining claims and other land covering approximately 10,000 acres in and around the Cripple Creek Mining District of Teller County, Colorado, including the Ajax, Cresson, Portland, Independence, Vindicator and Golden Cycle mines. The Joint Venture currently owns approximately 97% of the minable properties in the historic Cripple Creek Mining District, and substantially all of the claims of the Joint Venture in the properties are patented. The principal mining activities of the Joint Venture are currently conducted at the Cresson mine, with commercial production having commenced there during the first half of 1995.

     The rights and obligations of the parties in the Joint Venture are set forth in a joint venture agreement, which has been amended and restated effective January 1, 1991 (and, as further amended effective December 31, 1991, is referred to herein as the "Joint Venture Agreement"). The Joint Venture Agreement provides for management of the Joint Venture by Pikes Peak. The Joint Venture Agreement defines an Initial Phase that will end when (i) $58 million of Net Proceeds (defined in the Joint Venture Agreement as generally gross revenues less costs) have been distributed to the joint venturers in the proportion of 80% to Pikes Peak and 20% to the Company, and (ii) the Initial Loans (defined below) have been repaid. After the Initial Phase, the Joint Venture will distribute metal in kind in the proportions of 67% to Pikes Peak and 33% to the Company. Notwithstanding the foregoing, the Company will generally be entitled to receive, in each year during the Initial Phase or until the mining of ore by the Joint Venture ceases due to the exhaustion of economically recoverable reserves (if that occurs prior to the end of the Initial Phase), a minimum annual distribution of $250,000 (each, a "Minimum Annual Distribution"). The first three Minimum Annual Distributions (which were received by January 15,
1993) were not deemed to be a distribution of Net Proceeds to the Company and were not applied against the Company's share of any Net Proceeds. The Minimum Annual Distribution paid in 1994 and thereafter constitute advances on Net Proceeds and will be recouped against future distributions of Net Proceeds (if any) allocable to the Company. No interest will be charged on any Minimum Annual Distribution received by the Company which is to be recouped against future distributions.

     The Joint Venture Agreement provides that, during the period from January 1, 1991 until the end of the Initial Phase, all funds required for operations and mine development by the Joint Venture will be loaned (the "Initial Loans") to the Joint Venture by either Pikes Peak or, if such loans are available at a lower cost than from Pikes Peak, financial institutions. Except for the Minimum Annual Distributions, the Initial Loans and interest thereon must be repaid prior to distributions of Net Proceeds to the Joint Venturers. Pikes Peak reported that, as of December 31, 1996, the Joint Venture had $149,300,000 in Initial Loans payable to Pikes Peak. After the Initial Phase, the Joint Venturers will contribute funds (if required) in proportion to their respective distributive shares.

     In view of the amount of Initial Loans currently outstanding and the amount of operating income which can reasonably be expected to be generated by the Joint Venture from the mining of existing reserves, management of the Company believes that it is unlikely that distribution of Net

Proceeds to the Company will be made by the Joint Venture in the foreseeable future in excess of the Minimum Annual Distributions payable in each year. See "Risk Factors."

Other Company Activities

     Water Rights: The Company owns certain water rights located in Fremont County, Colorado. In 1992, the Company contracted to sell these water rights to the City of Cripple Creek pursuant to a purchase agreement (the "Water Purchase Agreement"). The Water Purchase Agreement provided for the sale by the Company of up to 1,097 cubic feet per second (approximately 794 acre feet) with a minimum price of $312,500 based upon a price for the first 125 acre feet transferred at $2,500 per acre foot. The City also agreed to buy all additional acre feet which could be transferred at $1,500 per acre foot. The sale was subject to approval by the local Water Court and other contingencies.

     In December 1996, the sale of the first 125 acre feet of water for the minimum price of $312,500 was completed. Approximately 75% of the purchase price was paid by the City of Cripple Creek through delivery of a promissory note bearing interest at the rate of 8%, with interest and principal payable in annual installments, calculated on the basis of a 15 year term, through 2001, and with the balance of the principal payable in December 2001. The sale of all or a portion of the remaining acre feet subject to the agreement will be completed if and when the Water Court approves such transfer.

     Oil and Gas Properties: The Company owns oil and gas rights with respect to approximately 7,300 acres of land in the Penrose Area of Fremont County, Colorado. There currently is no drilling activity in similar geographic formations nearby and the properties have no carrying value on the Company's financial statement.

     Philippine Activities: During 1996 Company formed a wholly owned Philippine subsidiary, Golden Cycle Philippines, Inc. ("GCPI"), for the purpose of exploring gold and gold/copper deposits in the Republic of the Philippines. This subsidiary has entered into an exploration and operating agreement (the "BGA Agreement") with Benguet Corporation ("Benguet") covering mineral property acquisition, exploration, development, permitting and mining in the eastern Mindanao gold belt in the Philippines. The cost of activities undertaken under the BGA Agreement will be shared by GCPI and Benguet on a 50-50 basis, with all interests acquired to be owned equally. GCPI, as stipulated in the BGA Agreement, will purchase and operate all interests acquired for the account of the BGA Agreement. GCPI is in the process of negotiating for the acquisition of high potential mineral properties in the areas of interest, subject to the approval of the Boards of Directors of Benguet and the Company. Although Benguet and GCPI have identified certain properties, including properties owned by Benguet, which they believe are appropriate for inclusion within the BGA Agreement, there is no assurance that such properties, or any other properties which GCPI or Benguet believe are appropriate for inclusion within the BGA Agreement, will be available on acceptable terms.

     GCPI is also conducting negotiations with other parties for mineral property acquisition in other portions of the Philippines for its own account, subject to approval of the Company's Board of Directors.

     There is no assurance that any properties or interests acquired pursuant to the BGA Agreement, or which GCPI acquires for its own account, will contain mineral deposits which can be economically exploited, or that permits for mining such deposits can be secured.

                                  RISK FACTORS

     The Shares being offered hereby involve a high degree of risk and are, therefor, speculative in nature and should not be purchased by anyone who cannot afford a loss of his or her entire investment. Prospective investors, prior to purchasing any of the Shares, should carefully consider the risks and speculative factors inherent in and affecting the business of the Company, including those set forth below.

     This Prospectus and certain of the information incorporated herein contain forward looking statements. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus, including but not limited to fluctuations in the market price of gold, uncertainties regarding the ability of the Joint Venture to operate profitably and uncertainties regarding the Company's activities in the Republic of the Philippines.

     1. Receipt of Net Proceeds from Joint Venture Unlikely in Foreseeable Future. Based on the amount of the Initial Loans payable by the Joint Venture to Pikes Peak ($149,327,000 as of December 31, 1996) which must be repaid prior to the distribution of any Net Proceeds to the Company and the amount of income which the Joint Venture can reasonably be expected to generate over the next several years, management of the Company believes that, absent a significant and sustained increase in the price of gold and an improvement in the efficiency of the operations of the Joint Venture, it is unlikely that the Company will receive more than the Minimum Annual Distributions from the Joint Venture for the foreseeable future based on the current terms of the Joint Venture Agreement. See "The Company - The Joint Venture."

     2. History of Losses by the Joint Venture; Profitability Dependent on Price of Gold. The Joint Venture recorded net income of $1,930,000 for the year ended December 31, 1996. However, prior to 1996, the Joint Venture incurred substantial losses during each year of operation, including net losses of $3,654,000 for the year ended December 31, 1995 and $9,350,000 for the year ended December 31, 1994. There is no assurance that the Joint Venture will be able to achieve profitability in any subsequent period or to sustain profitability for an extended period. The ability of the Joint Venture to operate on a profitable basis depends, to a large degree, on the market price for gold. The market price of gold is volatile, subject to speculative movement and is affected by numerous factors beyond the control of the Company, including international, economic and political conditions, levels of supply and demand, the inventory levels maintained by gold producers and others and, to a lesser degree, inventory carrying costs (primarily interest charges) and international exchange rates. Whether gold prices will maintain a level that will enable the Joint Venture to operate profitability on a continuing basis cannot be assured, and until a broader historical record of commercial production at the Joint Venture's facilities has been established, the minimum price of gold necessary to sustain profitable operations over the long term cannot be readily determined. Furthermore, even should the Joint Venture achieve profitability for a sustained period, it is unlikely that this would have any impact on the Company's cash flow for the foreseeable future.

     3. Estimates of Reserves and Mineral Resources. Based on drilling results, the Joint Venture has estimated (as of December 31, 1996) the existence of more than 3,000,000 troy ounces of proven and provable reserves of near-surface, low-grade gold ore based on the existence of 111,077,000 short tons of gold ore with an average grade of 0.0274 contained ounces per ton, which will be subjected to an average processing recovery rate estimated by Pikes Peak of 64.5%. In addition, the Joint Venture has estimated the existence of 89,647 tons of mineralized deposits (based on drilling and the types of surface and underground supply), with an average grade of 0.0197 contained ounces per ton. The Joint Venture is unable to estimate at this time the processing recovery rate for these mineral deposits. "Proven reserves" are those for which (i) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, (ii) grade and/or quality are computed from the results of detailed sampling and (iii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that the size, shape, depth and mineral content of reserves are well established. "Probable reserves" are those for which quantity, grade and/or quality are computed using information from sites for inspection, sampling and measurement which are farther apart or otherwise less adequately spaced than for proven reserves. "Mineralized material" or "deposit" is a mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries and other factors, concludes economic feasibility. The ore reserve and mineral resources figures are estimates and no assurance can be given that a particular mineral resource will ever qualify as a minable ore reserve, that any particular level of recovery of gold from ore reserves will in fact be realized or that ore reserves may be mined and milled on a profitable basis.

     4. Risks Inherent in the Mining Industry. The Company is subject to all of the risks inherent in the mining industry. Exploration for minerals is highly speculative and involves substantial risks, even when conducted on properties known to contain significant quantities of mineralization. Most exploration projects do not result in the discovery of minable deposits of ore. Furthermore, mining activities are subject to substantial operating hazards, including weather, environmental conditions, unforeseen technical difficulties, unusual or unexpected geological formations, equipment breakdowns or malfunctions and work interruptions. There may also be limited availability of water, which is essential to milling operations. In addition, the industry consists of numerous companies, many of which are significantly larger than the Company and the Joint Venture, which compete in the acquisition and development of mining properties.

     5. Environmental Regulation. The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational safety. Although the Company is not aware of any circumstances which would cause the Joint Venture or any of the Company's other properties to be in violation of any environmental regulations, there can be no assurance that the Joint Venture and the Company will be able to be in compliance with such regulations in the future. As of December 31, 1996 the Joint Venture had posted a bond of approximately $20,870,000 with the Colorado Mined Land Reclamation Board to secure reclamation of mining disturbances arising from the Joint Venture's mining activities, and will likely be required to post additional sums to accommodate further mining at the Cresson site.

     6. Reliance on Joint Venture Partner. The exploration and development of the Joint Venture's properties are governed by the terms of the Joint Venture Agreement, which grants operational responsibility and management authority in the Joint Venture to Pikes Peak. If Pikes Peak, whose proportionate share of the Joint Venture's costs is much larger than the Company's, is not in a position to furnish (or otherwise chooses not to furnish) any operating funds required by the Joint Venture, it is unlikely that the Joint Venture would continue in operation.

     7. Risks Related to Philippine Activities. The Company is focusing significant management efforts on seeking to engage in mining activities in the Republic of the Philippines. To date, the Company has formed a wholly owned subsidiary, GCPI, under the laws of the Philippines, and GCPI has entered into the BGA Agreement with Benguet which contemplates that the parties will jointly acquire, explore, develop and operate mining properties in the eastern Mindanao region of the Philippines. To date, no properties have been acquired under the BGA Agreement. GCPI is also seeking to acquire mining properties or interests for its own account in other parts of the Philippines. See "The Company - Other Company Activities." Although certain of the Company's officers and consultants have prior experience with other entities in the exploration, development and operation of mining properties in the Republic of the Philippines, the Company has never before engaged in such activities in that country. Moreover, the Company, since its inception in 1972, has never served as manager of any mining project in the United States or any foreign country. Consequently, the Company will, in connection with its activities in the Philippines, be subject to the risks and uncertainties inherent in any new business enterprise, and may also be subject to certain risks, including but not limited to currency risks, of doing business in foreign countries. Furthermore, the Company may be required to allocate a significant portion of its existing working capital to fund its activities in the Philippines. If opportunities to economically expand Philippine operations beyond acquisition and initial exploration are available, additional working capital not currently on hand may also be needed. There is no assurance that the Company will be able to obtain such additional capital, if required. Furthermore, it is unlikely that any mining activities undertaken by GCPI in the Philippines would generate positive cash flow and/or profit for several years.

     8. Effect of Sales of Shares by Registering Stockholder and Affiliate on Market Price of the Common Stock. In addition to the Shares being registered hereby, the Company has previously registered for public resale 150,000 shares of Common Stock owned by the Registering Stockholder and 20,000 shares owned by an affiliate of the Registering Stockholder (collectively, the "Previously Registered Shares"), which shares were sold to the holders by the Company in May 1996. The Registering Stockholder and the affiliate also own an additional 86,000 shares of Common Stock, which shares were purchased by the holders in the open market. The total number of shares owned by the Registering Stockholder and the affiliate (i.e, 356,000) represent an aggregate of approximately 19.0% of the total number of shares of Common Stock outstanding on the date of this Prospectus. Although the Common Stock is listed on the Pacific Stock Exchange, the trading volume is limited, averaging approximately 11,200 shares per month during the four months ended April 30, 1997. Consequently, sales of substantial amounts of the Shares and/or the Previously Registered Shares pursuant to this registration or otherwise could adversely affect the market price of the Common Stock.

                             REGISTERING STOCKHOLDER

     The following table sets forth the name of each Registering Stockholder and the number of shares of Common Stock that each Registering Stockholder (i) beneficially owned as of April 30, 1997 (and the percentage of all outstanding shares which such Shares represent), (ii) is offering hereby and (iii) will beneficially own after completion of the offering (and the percentage of all outstanding shares which such Shares represent).

                                                Percentage                                                            Percentage
                                                    of                                                                    of
                      Number of Shares          Outstanding           Number of            Number of Shares          Outstanding
                     Beneficially Owned        Shares Before           Shares              Beneficially Owned        Shares After
Name                  Before Offering            Offering           Offered Hereby           After Offering            Offering
----                  ---------------            --------           --------------           --------------            --------
Midas Fund,              285,500                  15.3%                100,000                 185,500(1)                 9.9%
Inc.

----------
(1) Assumes no sale by the Registering Stockholder of any Previously Registered Shares, and does not include 70,500 shares owned by Bull & Bear Gold Investors, Ltd., an affiliate of the Registering Stockholder.

                              PLAN OF DISTRIBUTION

     The Shares are being registered in order to facilitate their sale from time to time by the Registering Stockholder and/or by pledgees, donees, transferees or other successors in interest of the Registered Stockholder (collectively "Transferees") should the Registering Stockholder and/or any of its Transferees determine to make such sale. The Company is unable to predict whether or when the Registering Stockholder and/or any of its Transferees will determine to proceed with sales of the Shares, as such determination will be made by the Registering Stockholder and/or any of its Transferees. The sale of the Shares by the Registering Stockholder and/or any of its Transferees may be effected from time to time in transactions (which may include block transactions) on the Pacific Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on Shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Registering Stockholder and/or any of its Transferees may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Registering Stockholder, any of its Transferees and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Registering Stockholder and/or any of its Transferees and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company is paying the out-of-pocket expenses of registering the Shares under the Securities Act (other than any commissions or brokerage fees incurred by the Registering Stockholder in connection with the sale of the Shares), estimated at $15,000. The Company has agreed to keep the registration statement covering the Shares current for a period of 180 days after the effective date or until such earlier time as all of the Shares registered hereby have been sold. If the Company is required to update this Prospectus during such period, the Company may incur additional expenses.

     The Company and the Registering Stockholder have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

                                     EXPERTS

     The financial statements of Golden Cycle Gold Corporation as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Shares has been passed upon by Zimet, Haines, Friedman & Kaplan, 460 Park Avenue, New York, New York 10022.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company and the Registering Stockholder have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act. In addition, The Company's Articles of Incorporation and By-Laws provide for the indemnification of directors and officers under certain circumstances from certain liabilities, including liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

     Registration fee........................................    $ ______
     Accounting fees and expenses............................       1,000
     Legal fees and expenses.................................      12,500
     Miscellaneous...........................................      ______
          Total..............................................    $ 15,000
                                                                 ========
----------
* All of the expenses listed are estimated except for the registration fee, and all expenses are payable by the Company.

Item 15. Indemnification of Directors and Officers.

     1.   Indemnification

          a.   Colorado Law

               Section 3-105.5 of the Colorado Corporation Code grants corporations organized thereunder the power to indemnify on certain conditions any individual against liability incurred in any action or proceeding to which he is a party by reason of being or having been a director of the corporation. However, a corporation may not so indemnify an individual in connection with a proceeding in which he is found to be liable to the corporation or where he is found to have received an improper benefit. Unless limited by a corporation's articles of incorporation, a corporation is required to indemnify any of its directors or officers of the corporation who was wholly successful in defense of any proceeding to which he was a party, against reasonable expenses, including attorney fees, incurred by him in connection with the proceeding. A corporation may indemnify an officer of the corporation to a greater extent if consistent with law and if provided for in the corporation's articles of incorporation, by-laws, board or shareholder resolutions, or in a contract.

          b.   Articles of Incorporation

               Article VIII(b) of the Registrant's Articles of Incorporation provides that each person who is made a party or is threatened to be made a party or is involved in any action or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another entity will be indemnified by the Registrant to the fullest extent authorized by the Colorado Corporation Code against all liability and expense (including attorneys' fees) reasonably incurred in connection therewith.

          c.   By-Laws

               The Registrant's By-laws generally provide for indemnification for any individual in connection with any action or proceeding in which he is made a party by reason of being or having been a director or officer of the Registrant or served for another entity in such capacity at the request of the Registrant. The Registrant may also reimburse any director or officer the reasonable costs of settlement of any such action or proceeding if such settlement is in the best interest of the Registrant.

     2.   Limited Liability

          a.   Colorado Law

               Section 3-105(u) of the Colorado Corporation Code permits a Colorado corporation to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages resulting from certain breaches of the directors' fiduciary duty of care.

          b.   Articles of Incorporation

               The Registrant's Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by Colorado law.

     At present the Company does not provide insurance for its directors and officers against expenses and liabilities in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 16. Exhibits.

     (1)  Not Applicable

     (2)  Not Applicable

     (4) Instruments defining the rights of securityholders, including indentures:

          (A)  Excerpts from Articles of Incorporation*

          (B)  Excerpts from By-Laws*

          (C) Stock Purchase Agreement between the Registrant and Midas Fund, Inc. dated December 2, 1996**

     (5)  Opinion of Zimet, Haines, Friedman & Kaplan**

     (8)  Not Applicable

     (12) Not Applicable

     (15) Not Applicable

     (16) Not Applicable

     (23) (A)  Consent of KPMG Peat Marwick LLP**

          (B) Consent of Zimet, Haines, Friedman & Kaplan (included in the opinion filed as Exhibit No. 5)

     (24) See page II-7

     (25) Not Applicable

     (26) Not Applicable

     (27) Not Applicable

     (28) Not Applicable

     (99) Not Applicable

----------
* Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form 8-A dated January 13, 1987.

**   Filed herewith.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs in the State of Colorado on May 12, 1997.

                                        GOLDEN CYCLE GOLD CORPORATION



                                        By   /s/ Birl W. Worley, Jr.
                                             ------------------------
                                             Birl W. Worley, Jr.
                                             President and Chief
                                             Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Birl W. Worley, Jr. and R. Herbert Hampton, and each of them individually, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intent and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                               Date
---------                       -----                               ----


/s/ Birl W. Worley, Jr.         President, Chief Executive          May 12, 1997
-------------------------       Officer and Director
Birl W. Worley, Jr.             (Principal Executive Officer)


/s/ R. Herbert Hampton          Vice President-Finance              May 12, 1997
-------------------------       (Principal Financial and
R. Herbert Hampton              Accounting Officer)


/s/ Melvin L. Cooper            Director                            May 12, 1997
-------------------------
Melvin L. Cooper


/s/ Rex H. Hampton              Director                            May 12, 1997
-------------------------
Rex H. Hampton


/s/ John A. Love                Director                            May 12, 1997
-------------------------
John A. Love


/s/ Frank M. Orrell             Director                            May 12, 1997
-------------------------
Frank M. Orrell


/s/ Alan P. Ploesser            Director                            May 12, 1997
-------------------------
Alan P. Ploesser

                                  EXHIBIT INDEX

Item No.       Description of Item                                   Exhibit No.
--------       -------------------                                   -----------

(1)            Not Applicable

(2)            Not Applicable

(4)            Instruments defining the
               rights of securityholders,
               including indentures:

               (A)  Excerpts from Articles of Incorporation*

               (B)  Excerpts from By-Laws*

               (C)  Stock Purchase Agreement between the Registant             1
                    and Midas Fund, Inc. dated December 2, 1996**

(5)            Opinion of Zimet, Haines, Friedman & Kaplan**                   2

(8)            Not Applicable

(12)           Not Applicable

(15)           Not Applicable

(16)           Not Applicable

(23)           (A)  Consent of KPMG Peat Marwick LLP**                         3

               (B)  Consent of Zimet, Haines, Friedman & Kaplan
                    (included in the opinion filed as Exhibit No. 5)

(24)           See page II-7

(25)           Not Applicable

(26)           Not Applicable

(27)           Not Applicable

(28)           Not Applicable

(99)           Not Applicable

----------
* Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form 8-A dated January 13, 1987.

**   Filed herewith.